Exhibit 2.6

AMENDMENT NO. 5

AMENDMENT NO. 5 (this “Amendment”), dated as of March 8, 2018, to the Agreement and Plan of Merger, dated as of November 3, 2017 (as amended by Amendment No. 1, dated as of November 15, 2017, Amendment No. 2, dated as of December 27, 2017, Amendment No. 3, dated as of January 9, 2018, Amendment No. 4, dated as of February 6, 2018 and as further amended, restated or otherwise modified from time to time, the “Agreement”), by and among IEA Energy Services LLC, a Delaware limited liability company (the “Company”), M III Acquisition Corp., a Delaware corporation (the “Buyer”), Wind Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer, Wind Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Buyer, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (the “Seller”), Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Seller, and, solely for purposes of Section 10.3 thereof, and, to the extent related thereto, Article 12 thereof, M III Sponsor I LLC, a Delaware limited liability company, and M III Sponsor I LP, a Delaware limited partnership.  Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

WITNESSETH:

WHEREAS, the Buyer has executed and delivered that certain (i) Subscription and Backstop Agreement, dated as of March 7, 2018, with the Sponsors and the subscribers named therein (the “Subscription Agreement”) providing for the purchase of certain Buyer Common Shares on the terms and subject to the conditions therein and the issuance of certain Buyer Warrants exercisable for Buyer Common Shares, and (ii) Forfeiture Agreement with the Sponsors (the “Forfeiture Agreement”) pursuant to which the Sponsors have agreed, on the terms and subject to the conditions specified therein, to deliver to Buyer certain Buyer Common Shares (the “Forfeited Shares”) for cancellation.

WHEREAS, the Buyer has delivered true and correct copies of the Subscription Agreement and Forfeiture Agreement to the Company.

WHEREAS, pursuant to and in accordance with Section 12.2 of the Agreement, the parties wish to amend the Agreement and provide certain waivers as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1.        Consent to Subscription and Backstop Agreement.  Each party consents to the transactions contemplated by the Subscription Agreement for all purposes of Section 7.2 of the Agreement, the conditions in Section 9.1 and 9.2 of the Agreement and for purposes of the certificate to be delivered by Buyer pursuant to Section 9.3 of the Agreement and acknowledges that notwithstanding clause (z) of Section 7.2 of the Agreement, there shall be no increase in Cash Consideration as a result of the transactions contemplated by the Subscription Agreement.  The Buyer and the Sponsors hereby agree (i) to use reasonable best efforts to consummate the transactions contemplated by the Forfeiture Agreement, (ii) to take all actions to consummate the transactions contemplated by the Forfeiture Agreement and (iii) not to amend, waive or otherwise modify the Subscription Agreement or the Forfeiture Agreement without the prior written consent of the Seller’s Representative.  Furthermore, each party acknowledges and agrees that (a) all Buyer Common Shares and Buyer Warrants issued to or acquired by the subscribers party to the Subscription Agreement shall be “Registrable Securities” for all purposes of the Buyer A&R Registration Rights Agreement to be executed and delivered at Closing, (b) the number of Buyer Common Shares referenced in the Sponsor Higher Condition and the Sponsor Minimum Condition in the Investor Rights Agreement to be executed and delivered at Closing shall be reduced by the Forfeited Shares forfeited in accordance with the Forfeiture Agreement and (c) the number of “Earnout Shares” set forth on Exhibit A to the Founder Shares Amendment Agreement shall be an amount equal to 50% of the number of number of Founder Shares held by each of the persons named thereon after giving effect to any or forfeitures by such person of Forfeited Shares forfeited in accordance with the Forfeiture Agreement.

Section 2.        Consents; No Other Change. Any provision of this Amendment that would require the consent or approval of the parties to the Debt Commitment Letter pursuant to the terms of such Debt Commitment Letter shall become effective upon receipt of such consent or approval.  The parties hereto shall use reasonable best efforts to obtain any necessary approvals or consents pursuant to the terms of the Debt Commitment Letter as promptly as practicable.  Except as expressly modified by this Amendment, nothing contained herein is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the parties under the Agreement.

Section 3.        Miscellaneous.  The “Miscellaneous” provisions set forth in Article 12 of the Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein; provided, however, that for purposes of Section 12.3, and for all other purposes, each reference to the Agreement shall refer to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

IEA ENERGY SERVICES LLC

By:	/s/ John P. Roehm
Name:	John P. Roehm
Title:	President & CEO

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC

By:	/s/ John P. Roehm
Name:	John P. Roehm
Title:	President & CEO

OAKTREE POWER OPPORTUNITIES FUND III DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Ian Schapiro
Name:	Ian Schapiro
Title:	Authorized Signatory

By:	/s/ Peter Jonna
Name:	Peter Jonna
Title:	Authorized Signatory

[Signature Page to Amendment 5 to Agreement and Plan of Merger]

M III ACQUISITION CORP.

By:	/s/Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Chief Executive Officer

WIND MERGER SUB I, INC.

By:	/s/Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Chief Executive Officer

WIND MERGER SUB II, LLC

By:	/s/Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Chief Executive Officer

M III SPONSOR I LLC,

By:	/s/Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Managing Member

M III SPONSOR I LP
By: M III Acquisition Partners I Corp., the general partner

By:	/s/Mohsin Y. Meghji
	Name:	Mohsin Y. Meghji
	Title:	Chief Executive Officer

[Signature Page to Amendment 5 to Agreement and Plan of Merger]